                                                                    EXHIBIT 99.1




PRESS RELEASE                                   FOR IMMEDIATE RELEASE
                                                Contact:
                                                  Robert W. White,
                                                  CHAIRMAN, PRESIDENT AND CEO
                                                     or
                                                  Jack Sandoski,
                                                  SENIOR VICE PRESIDENT AND CFO
                                                  (215) 886-8280


ABINGTON COMMUNITY BANCORP, INC. ANNOUNCES INCREASE IN NET INCOME FOR THE THIRD QUARTER OF 2006

Jenkintown, PA (October 31, 2006) - Abington Community Bancorp, Inc. (the "Company") (Nasdaq: ABBC), the "mid-tier" holding company for Abington Bank (the "Bank"), reported net income of $1.7 million for the quarter ended September 30, 2006, representing an increase of 7.0% over the comparable 2005 period. Diluted earnings per share increased to $0.12 for the quarter compared to $0.10 for the third quarter of 2005. Additionally, the Company reported net income of $5.2 million for the first nine months of 2006, representing an increase of 10.2% over the comparable 2005 period. Diluted earnings per share increased to $0.35 for the first nine months of 2006 from $0.31 for the first nine months of 2005.

Mr. Robert W. White, Chairman, President and CEO of the Company, stated, "Although we continue to face stiff competition within the industry, we have continued to be successful in growing our loan and deposit portfolios. Our growth has enabled us to increase our net interest income despite the ongoing flat yield curve. We have continued to expand our branch network with the October opening of our new Concordville, Pennsylvania branch. We look forward to the opening of our new Lansdale, Pennsylvania branch by the end of 2006 as well as the opening of two additional branches in Chalfont and Springhouse, Pennsylvania by mid 2007. With these new branches we hope to attract new core customers and enhance our reputation as the #1 Community Bank."

Net interest income was $5.6 million and $17.0 million for the three months and nine months ended September 30, 2006, respectively, representing increases of 5.5% and 9.1%, respectively, over the comparable 2005 periods. Interest income for the three months ended September 30, 2006 increased $2.7 million or 25.7% over the comparable 2005 period. Interest income for the nine months ended September 30, 2006 increased $7.6 million or 26.2% over the comparable 2005 period. For both the three-month and nine-month periods, the increase in interest income was primarily a result of growth in the average balance of our loan portfolio combined with an increase in the average yield on those assets. The average balance of our loan portfolio increased $97.3 million or 19.8% to $588.4 million for the quarter ended September 30, 2006 from $491.1 million for the quarter ended September 30, 2005. The average yield on our loan portfolio increased 64 basis points to 6.90% from 6.26% over the same period. Similarly, the average balance of our loan portfolio increased $109.5 million or 24.2% to $561.6 million for the nine months ended September 30, 2006 from $452.2 million for the nine months ended September 30, 2005. The average yield on our loan portfolio increased 57 basis points to 6.72% from 6.15% over the same nine-month period.

Our increase in interest income for both the three-month and nine-month periods was partially offset by an increase in our interest expense. Interest expense for the three months ended September 30, 2006 increased $2.4 million or 47.2% over the comparable 2005 period. Interest expense for the nine months ended September 30, 2006 increased $6.2 million or 45.9% over the comparable 2005 period. For both the three- and nine-month periods, the increase in interest expense was primarily the result of increases in the average balances of and average rate paid on deposits. During the three months ended September 30, 2006 compared to the three months ended September 30, 2005, our average deposit balance grew by $80.7 million or 18.7%, primarily due to growth in higher-rate certificates of deposit. During the nine months ended September 30, 2006 compared to the nine months ended September 30, 2005, our average deposit balance grew by $81.9 million or 20.3%, again, primarily due to growth in higher-rate certificates of deposit. As a result of this growth, as well as the rising interest rate environment, the average rate we paid on our deposits increased 114 basis points to 3.62% for the third quarter of 2006 from 2.48% for the third quarter of 2005. Similarly, the average rate we paid on our deposits increased 98 basis points to 3.23% for the first nine months of 2006 from 2.25% for the first nine months of 2005. Our average interest rate spread and net interest margin for the third quarter of 2006 decreased to 2.05% and 2.62%, respectively, from 2.26% and 2.76%, respectively, for the third quarter of 2005. Our average interest rate spread and net interest margin for the first nine months of 2006 decreased to 2.17% and 2.71%, respectively, from 2.29% and 2.79%, respectively, for the first nine months of 2005.

We made a $120,000 provision to the allowance for loan losses during the third quarter of 2006, and our provision for loan losses amounted to $128,000 for the first nine months of 2006. During the third quarter of 2005, we made a provision of $20,000 to the allowance for loan losses with no provision taken earlier in 2005. The provision for loan losses is charged to expense as necessary to bring our allowance for loan losses to a sufficient level to cover known and inherent losses in the loan portfolio. The provision taken during the third quarter of 2006 was largely the result of growth in the loan portfolio while the overall credit quality of the loan portfolio remains strong. A portion of the provision, however, related to an aggregate of $2.9 million of loans to one borrower, consisting of four construction loans and one commercial real estate loan that we classified as substandard during the quarter. Although the borrower has made payments on all of these loans on a timely basis, we determined that on two of the construction loans, the Bank had disbursed a greater amount of the loan proceeds than was warranted given the progress of construction at the time of disbursement. The Company subsequently made a physical inspection of every project securing the construction loans in its portfolio and determined that this was an isolated incident. All other construction properties were sufficiently complete for the funds advanced.

For the specific construction loans, we have confessed judgment against the borrower, which provides us with additional collateral securing the loans. We also obtained current appraisals of the underlying collateral properties, which support the full value of the loans. Based on the value of the construction properties, as well as the additional collateral available, we do not expect to incur any additional losses on the loans to this borrower. Since the loans have continued to perform they remain on accrual status. At September 30, 2006, non-performing loans amounted to 0.04% of loans receivable and our allowance for loan losses amounted to 645.23% of non-performing loans.

Our total non-interest income amounted to $716,000 for the third quarter of 2006 compared to $770,000 for the third quarter of 2005. The decrease was due primarily to a $37,000 decrease in gain on derivative instruments, net, as our final swap agreement expired in December 2005, combined with a $22,000 decrease in other non-interest income, primarily due to a decrease in appraisal income. For the nine months ended September 30, 2006, our total non-interest income amounted to $2.2 million, compared to $2.1 million for the nine months ended September 30, 2005. The increase of $50,000 was due primarily to a $174,000 increase in income on bank owned life insurance ("BOLI") that was partially offset by decreases in service charge income and in gain on derivative instruments, net, of $38,000 and $80,000, respectively.

Our total non-interest expense for the third quarter of 2006 amounted to $3.9 million, representing a decrease of $36,000 from the third quarter of 2005. Decreases in occupancy expense and professional services expense were partially offset by increases in salaries and employee benefits expense, depreciation expense and advertising and promotions expense. The decrease in professional services expense of $92,000 for the third quarter of 2006 compared to the third quarter of 2005 was primarily the result of our change in independent auditors. The $43,000 increase in salaries and employee benefits expense was due primarily to growth in the total number of employees, normal merit increases in salaries, and higher health and insurance benefit costs. Also contributing to the increase in salaries and employee benefits expense was an increase in the expense for our Employee Stock Ownership Plan ("ESOP"), which is based on the average price of our common stock for the period. The increase in depreciation expense of $40,000 was a result of our additional facilities, primarily the Bank's new branch in Warrington, Pennsylvania, which opened in April 2006. The increase in advertising expense of $26,000 was a result of increased advertising to promote our deposit products. For the nine months ended September 30, 2006, our total non-interest expense amounted to $11.7 million, representing an increase of $726,000 or 6.6% from the nine months ended September 30, 2005. As was the case for the quarter ended September 30, 2006, decreases in occupancy expense and professional services expense were offset by increases in other expense categories. The largest increases in expense for the first nine months of 2006 compared to the first nine months of 2005 were in salaries and employee benefits expense, depreciation expense and other non-interest expense. The decrease in professional services expense of $155,000 for the first nine months of 2006 compared to the first nine months of 2005 was primarily the result of our change in independent auditors, as was the case for the third quarter of 2006. Salaries and employee benefits expense increased $609,000 or 10.5% for the nine months ended September 30, 2006 compared to the nine months ended September 30, 2005. This increase was primarily due to additional expenses of $378,000 in the aggregate relating to the Company's 2005 Stock Option Plan ("SOP") and 2005 Recognition and Retention Plan ("RRP"), both of which began in the third quarter of 2005.

The remainder of the increase again was due to growth in the total number of employees, normal merit increases in salaries, and higher health and insurance benefit costs. Depreciation expense for the first nine months of 2006 compared to the first nine months of 2005 increased $113,000 or 29.8%. As was the case for the three-month period, the increase was primarily due to our new facilities. Additional expenses of approximately $154,000 were recognized in other non-interest expense for SOP and RRP awards to directors, but were somewhat offset by decreases in various other categories of other non-interest expense.

Income tax expense for the third quarter of 2006 amounted to $666,000 compared to $604,000 for the third quarter of 2005. Income tax expense for the nine months ended September 30, 2006 amounted to $2.1 million compared to $1.9 million for the nine months ended September 30, 2005. Our effective tax rate increased to 28.1% for the quarter ended September 30, 2006, from 27.5% for quarter ended September 30, 2005, however, our effective tax rate improved to 28.7% for the nine months ended September 30, 2006 from 29.1% for the nine months ended September 30, 2005.

The Company's total assets increased $61.6 million, or 7.3%, to $905.7 million at September 30, 2006 compared to $844.1 million at December 31, 2005. The primary reason for the increase in total assets during the first nine months of 2006 was a $65.3 million or 12.3% increase in net loans receivable. The largest loan growth occurred in one- to four-family residential loans, which increased $45.6 million or 14.1% and construction loans, which increased $13.3 million or 10.0%. Additionally, multi-family residential and commercial loans increased $10.9 million or 14.3%. Also contributing to the overall increase in assets during the first nine months of 2006 was an increase in property and equipment, net, of $1.8 million or 28.3%, primarily as a result of increased investment in our new branches. The first of these branches opened in April 2006 in Warrington, Pennsylvania, and was followed by the opening of another branch in Concordville, Pennsylvania in October 2006. Additional branches are also expected to open later this year (Lansdale, Pennsylvania) and early next year (Springhouse and Chalfont, Pennsylvania). These increases were somewhat offset by a decrease in investment and mortgage-backed securities of $8.4 million in the aggregate, which occurred as a portion of our maturities and repayments were reinvested into new loans.

Our total deposits increased $53.8 million or 10.7% to $555.0 million at September 30, 2006 compared to $501.2 million at December 31, 2005. The increase was due primarily to an increase in certificate accounts of $88.2 million that was partially offset by a decrease in savings and money market accounts of $23.4 million and a decrease in checking accounts of $11.0 million. The shift towards higher-rate certificates of deposit was a result of the increased rates available on those products relative to other deposit products or other investments in the current interest rate environment. The Company continues to remain focused on maintaining and growing its base of core deposits over the long term.

Our stockholders' equity decreased $4.1 million to $113.2 million at September 30, 2006 compared to $117.2 million at December 31, 2005. The decrease was primarily due to the purchase of approximately 582,000 shares of the Company's common stock for an aggregate of $8.3 million as part of the Company's stock repurchase program announced in January 2006. The payment of the Company's quarterly cash dividends of $0.05 per share in March and $0.06 per share in June and September reduced retained earnings by $2.6 million, but this was offset by our $5.2 million of net income for the first nine months of 2006, resulting in a net increase to retained earnings of $2.7 million.

Abington Community Bancorp, Inc. is the "mid-tier" holding company for Abington Bank. Abington Bank is a Pennsylvania-chartered, FDIC-insured savings bank which was originally organized in 1867. Abington Bank conducts business from its headquarters and main office in Jenkintown, Pennsylvania as well as eight additional full service branch offices and five limited service banking offices located in Montgomery, Bucks and Delaware Counties, Pennsylvania. As of September 30, 2006, Abington Community Bancorp had $905.7 million in total assets, $555.0 million in deposits and $113.2 million in stockholders' equity.

THIS NEWS RELEASE CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS, INCLUDING STATEMENTS ABOUT THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND EARNINGS OUTLOOK FOR ABINGTON COMMUNITY BANCORP, INC. FORWARD-LOOKING STATEMENTS CAN BE IDENTIFIED BY THE FACT THAT THEY DO NOT RELATE STRICTLY TO HISTORICAL OR CURRENT FACTS. THEY OFTEN INCLUDE WORDS SUCH AS "BELIEVE," "EXPECT," "ANTICIPATE," "ESTIMATE" AND "INTEND" OR FUTURE OR CONDITIONAL VERBS SUCH AS "WILL," "WOULD," "SHOULD," "COULD" OR "MAY." FORWARD-LOOKING STATEMENTS, BY THEIR NATURE, ARE SUBJECT TO RISKS AND UNCERTAINTIES. A NUMBER OF FACTORS - MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL - COULD CAUSE ACTUAL CONDITIONS, EVENTS OR RESULTS TO DIFFER SIGNIFICANTLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS. THE COMPANY'S REPORTS FILED FROM TIME-TO-TIME WITH THE SECURITIES AND EXCHANGE COMMISSION, DESCRIBE SOME OF THESE FACTORS, INCLUDING GENERAL ECONOMIC CONDITIONS, CHANGES IN INTEREST RATES, DEPOSIT FLOWS, THE COST OF FUNDS, CHANGES IN CREDIT QUALITY AND INTEREST RATE RISKS ASSOCIATED WITH THE COMPANY'S BUSINESS AND OPERATIONS. OTHER FACTORS DESCRIBED INCLUDE CHANGES IN OUR LOAN PORTFOLIO, CHANGES IN COMPETITION, FISCAL AND MONETARY POLICIES AND LEGISLATION AND REGULATORY CHANGES. INVESTORS ARE ENCOURAGED TO ACCESS THE COMPANY'S PERIODIC REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR FINANCIAL AND BUSINESS INFORMATION REGARDING THE COMPANY AT WWW.ABINGTONBANK.COM UNDER THE INVESTOR RELATIONS MENU. WE UNDERTAKE NO OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENTS.

ABINGTON COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (unaudited)
-------------------------------------------------------------------------------------------------------------------

                                                                          September 30, 2006     December 31, 2005
                                                                          -----------------------------------------

ASSETS
Cash and due from banks                                                    $  12,757,692           $  19,460,237
Interest-bearing bank balances                                                15,500,133               8,254,004
                                                                           -------------           -------------
      Total cash and cash equivalents                                         28,257,825              27,714,241
Investment securities held to maturity (estimated fair
  value--2006, $20,624,239; 2005, $20,316,775)                                20,393,971              20,395,593
Investment securities available for sale (amortized cost--
  2006, $80,995,631; 2005, $80,775,605)                                       79,536,089              78,828,696
Mortgage-backed securities held to maturity (estimated fair
  value--2006, $56,673,006; 2005, $65,505,255)                                58,905,688              67,410,735
Mortgage-backed securities available for sale (amortized cost--
  2006, $81,579,068; 2005, $82,212,270)                                       79,372,301              79,943,379
Loans receivable, net of allowance for loan losses
   (2006, $1,555,278; 2005, $1,454,510)                                      594,759,328             529,487,209
Accrued interest receivable                                                    4,618,869               3,475,350
Federal Home Loan Bank stock--at cost                                         11,888,500              11,061,200
Cash surrender value - bank owned life insurance                              16,003,814              15,498,958
Property and equipment, net                                                    8,352,523               6,510,144
Deferred tax asset                                                             2,620,173               2,648,200
Prepaid expenses and other assets                                                969,316               1,098,106
                                                                           -------------           -------------

TOTAL ASSETS                                                               $ 905,678,397           $ 844,071,811
                                                                           =============           =============

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
  Deposits:
    Noninterest-bearing                                                    $  37,653,586           $  43,333,286
    Interest-bearing                                                         517,362,004             457,849,738
                                                                           -------------           -------------
      Total deposits                                                         555,015,590             501,183,024
  Advances from Federal Home Loan Bank                                       204,396,450             201,444,952
  Other borrowed money                                                        21,995,785              16,113,949
  Accrued interest payable                                                     6,325,273               1,909,234
  Advances from borrowers for taxes and insurance                                547,000               2,384,314
  Accounts payable and accrued expenses                                        4,238,533               3,805,571
                                                                           -------------           -------------

           Total liabilities                                                 792,518,631             726,841,044
                                                                           -------------           -------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
  Preferred stock, $0.01 par value, 10,000,000 shares authorized,
    none issued                                                                        -                       -
  Common stock, $0.01 par value, 40,000,000 shares authorized, issued: 15,870,000 in 2006 and 2005, oustanding:
    15,293,464 in 2006 and 15,870,000 in 2005                                    158,700                 158,700
  Additional paid-in capital                                                  69,540,776              69,234,964
  Treasury stock--at cost, 576,536 shares                                     (8,316,768)                      -
  Unallocated common stock held by:
    Employee Stock Ownership Plan (ESOP)                                      (6,511,650)             (6,880,236)
    Recognition & Retention Plan Trust (RRP)                                  (2,791,047)             (3,339,413)
    Deferred compensation plans trust                                         (1,059,876)             (1,050,000)
  Retained earnings                                                           64,559,396              61,889,180
  Accumulated other comprehensive loss                                        (2,419,765)             (2,782,428)
                                                                           -------------           -------------

           Total stockholders' equity                                        113,159,766             117,230,767
                                                                           -------------           -------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                 $ 905,678,397           $ 844,071,811
                                                                           =============           =============

ABINGTON COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)
------------------------------------------------------------------------------------------------------------------------------------

                                                      Three Months Ended September 30,           Nine Months Ended September 30,
                                                    ---------------------------------------   --------------------------------------
                                                         2006                  2005                  2006                  2005
                                                    ---------------------------------------   --------------------------------------
INTEREST INCOME:
  Interest on loans                                 $ 10,146,533          $  7,683,975          $ 28,321,461           $ 20,860,816
  Interest and dividends on investment and
    mortgage-backed securities:
      Taxable                                          2,715,257             2,500,970             7,599,627              7,639,385
      Tax-exempt                                         212,727               214,482               639,935                471,876
                                                    ------------          ------------          ------------           ------------

           Total interest income                      13,074,517            10,399,427            36,561,023             28,972,077

INTEREST EXPENSE:
  Interest on deposits                                 4,629,897             2,668,445            11,776,374              6,826,392
  Interest on Federal Home Loan Bank advances          2,535,445             2,259,801             7,207,782              6,290,844
  Interest on other borrowed money                       268,440               122,642               620,257                318,307
                                                    ------------          ------------          ------------           ------------

           Total interest expense                      7,433,782             5,050,888            19,604,413             13,435,543
                                                    ------------          ------------          ------------           ------------

NET INTEREST INCOME                                    5,640,735             5,348,539            16,956,610             15,536,534

PROVISION FOR LOAN LOSSES                                120,000                20,000               128,000                 20,000
                                                    ------------          ------------          ------------           ------------

NET INTEREST INCOME AFTER
  PROVISION FOR LOAN LOSSES                            5,520,735             5,328,539            16,828,610             15,516,534
                                                    ------------          ------------          ------------           ------------

NON-INTEREST INCOME
  Service charges                                        435,978               436,938             1,282,401              1,320,289
  Rental income                                           10,348                10,048                25,520                 33,998
  Gain on derivative instruments, net                       --                  37,380                  --                   80,050
  Income on bank owned life insurance                    171,605               166,113               504,856                330,453
  Loss on sale of investment securities                     --                    --                    (601)                  --
  Other income                                            97,910               119,890               349,289                347,120
                                                    ------------          ------------          ------------           ------------

           Total non-interest income                     715,841               770,369             2,161,465              2,111,910
                                                    ------------          ------------          ------------           ------------

NON-INTEREST EXPENSES
  Salaries and employee benefits                       2,158,377             2,115,019             6,402,075              5,793,082
  Occupancy                                              365,762               429,222             1,140,453              1,219,505
  Depreciation                                           173,723               133,302               490,874                378,222
  Professional services                                  128,871               221,192               514,731                669,903
  Data processing                                        322,957               309,527               957,032                908,914
  ATM expense                                             82,734                82,174               246,772                250,204
  Deposit insurance premium                               35,345                31,620               104,623                 91,265
  Advertising and promotions                             158,786               132,524               390,191                334,510
  Other                                                  437,795               446,121             1,419,965              1,295,198
                                                    ------------          ------------          ------------           ------------

           Total non-interest expenses                 3,864,350             3,900,701            11,666,716             10,940,803
                                                    ------------          ------------          ------------           ------------

INCOME BEFORE INCOME TAXES                             2,372,226             2,198,207             7,323,359              6,687,641

PROVISION FOR INCOME TAXES                               665,667               603,819             2,099,227              1,946,193
                                                    ------------          ------------          ------------           ------------

NET INCOME                                          $  1,706,559          $  1,594,388          $  5,224,132           $  4,741,448
                                                    ============          ============          ============           ============

BASIC EARNINGS PER COMMON SHARE                     $       0.12          $       0.10          $       0.35           $       0.31
DILUTED EARNINGS PER COMMON SHARE                   $       0.12          $       0.10          $       0.35           $       0.31

BASIC AVERAGE COMMON SHARES OUTSTANDING:              14,554,073            15,244,232            14,802,227             15,366,869
DILUTED AVERAGE COMMON SHARES OUTSTANDING:            14,799,709            15,485,363            15,040,647             15,448,129

ABINGTON COMMUNITY BANCORP, INC.

SELECTED FINANCIAL DATA (unaudited)
-------------------------------------------------------------------------------------------------------------------------

                                                  Three Months Ended September 30,       Nine Months Ended September 30,
                                                 -------------------------------------  --------------------------------
                                                          2006               2005           2006              2005
                                                 -------------------------------------  --------------------------------
Selected Operating Ratios(1):
Average yield on interest-earning assets                   6.08%            5.36%            5.85%            5.21%
Average rate on interest-bearing liabilities               4.03%            3.10%            3.68%            2.92%
Average interest rate spread(2)                            2.05%            2.26%            2.17%            2.29%
Net interest margin(2)                                     2.62%            2.76%            2.71%            2.79%
Average interest-earning assets to average
  interest-bearing liabilities                           116.61%          119.02%          117.45%          120.91%
Net interest income after provision
  for loan losses to non-interest expense                142.88%          136.61%          144.24%          141.82%
Total non-interest expense to average assets               1.71%            1.90%            1.77%            1.86%
Efficiency ratio(3)                                       60.78%           63.75%           61.03%           61.99%
Return on average assets                                   0.77%            0.78%            0.80%            0.81%
Return on average equity                                   6.25%            5.36%            6.12%            5.25%
Average equity to average assets                          12.35%           14.49%           13.06%           15.36%

ASSET QUALITY RATIOS(4):
Non-performing loans as a percent of
  total loans receivable(5)                                0.04%            0.06%            0.04%            0.06%

Non-performing assets as a percent of
  total assets(5)                                          0.03%            0.04%            0.04%            0.04%

Allowance for loan losses as a percent of
  non-performing loans                                   645.23%          435.00%          645.23%          435.00%

Net charge-offs to average loans receivable                0.00%            0.00%            0.00%            0.01%

CAPITAL RATIOS(6):
Tier 1 leverage ratio                                     10.40%           10.47%           10.40%           10.47%
Tier 1 risk-based capital ratio                           16.37%           17.05%           16.37%           17.05%
Total risk-based capital ratio                            16.64%           17.33%           16.64%           17.33%

------------------------------------------------------------------------------------------------------------------------

(1) With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and, for the three-month and nine-month periods ended September 30, 2006 and 2005, are annualized where appropriate.
(2) Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets. (3) The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income. (4) Asset quality ratios are end of period ratios, except for net charge-offs to average loans receivable.
(5) Non-performing assets consist of non-performing loans and real estate owned. Non-performing loans consist of all accruing loans 90 days or more past due and all non-accruing loans. It is our policy to cease accruing interest on all loans 90 days or more past due. Real estate owned consists of real estate acquired through foreclosure and real estate acquired by acceptance of a deed-in-lieu of foreclosure. (6) Capital ratios are end of period ratios and are calculated for Abington Bank per regulatory requirements.